Exhibit 5.1

[LETTERHEAD OF JONES DAY]

2 November 2015

STERIS plc

Chancery House

190 Waterside Road

Hamilton Industrial Park

Leicester

United Kingdom

LE5 1QZ

Re: Registration Statement on Form S-8 of STERIS plc

Ladies and Gentlemen:

Introduction

We have acted as advisors to STERIS plc, a public limited company organized under the laws of England and Wales (the “Company”), in connection with the STERIS plc 2006 Long-Term Equity Incentive Plan, Assumed as Amended and Restated (the “Plan”).

Documents reviewed

In connection with the opinion expressed herein, we have examined the documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion.

Opinion

Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the 4,971,404 ordinary shares of the Company, nominal value £0.10 per share (the “Ordinary Shares”), that may be issued or delivered and sold pursuant to the Plan and the authorized forms of applicable award agreements thereunder have been authorized by all necessary corporate action of the Company, and will be, when issued and delivered and sold in accordance with such Plan and agreements, validly issued, fully paid and nonassessable, provided that the consideration for such Ordinary Shares is at least equal to the stated par value thereof.

STERIS plc

2 November 2015

Assumptions and qualifications

The opinion set forth above is subject to the following limitations, qualifications and assumptions.

As to facts material to the opinion and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

In rendering the foregoing opinion, we have assumed that:

(i) the resolutions authorizing the Company to issue or deliver and sell the Ordinary Shares pursuant to the Plan and the applicable award agreements will remain in full force and effect at all times at which the Ordinary Shares are offered or delivered or sold by the Company, and the Company will take no action inconsistent with such resolutions;

(ii) each award under the Plan granted after the date hereof will be approved by the Board of Directors of the Company or an authorized committee of the Board of Directors;

(iii) the genuineness of all signatures and seals and the authenticity and completeness of all documents submitted to us either as originals or copies;

(iii) the conformity to the originals of all documents submitted to us as photocopies, portable document format (PDF) copies, facsimile copies or email versions;

(iv) the information revealed by our search of 30 October 2015 of the public documents of the Company kept at Companies House in Cardiff (the “Company Search”) (i) was accurate in all respects and has not since then been altered or added to and (ii) was complete and included all relevant information which had been properly submitted to the Registrar of Companies; and

(v) the information revealed by our oral enquiry on 30 October 2015 of the Central Registry of Winding up Petitions (the “Enquiry”) was accurate in all respects and has not since the time of such enquiry been altered or added to.

The Company Search is not capable of revealing conclusively whether or not:

(i) a winding up order has been made or a resolution passed for the winding up of a company;

STERIS plc

2 November 2015

(ii) an administration order has been made; or

(iii) a receiver, administrative receiver, administrator or liquidator has been appointed, since notice of these matters may not be filed with the Registrar of Companies immediately and, when filed, may not be entered on the public database or recorded on the public microfiches of the relevant company immediately.

The Company Search and the Enquiry are not conclusive that no prior security exists because (i) not all security interests created by a company are required to be registered at the Companies Registry and (ii) a period of 21 days is allowed to effect registration of a charge with the Registrar of Companies.

In addition, the Company Search is not capable of revealing, prior to the making of the relevant order, whether or not a winding up petition has been presented or an application for an administration order has been made nor will the search conclusively reveal whether a charge or other restriction or prohibition has been created in relation to the real property owned by the relevant party.

The Enquiry relates only to a compulsory winding up and is not capable of revealing conclusively whether or not a winding up petition in respect of a compulsory winding up has been presented, since details of the petition may not have been entered on the records of the Central Registry of Winding up Petitions immediately or, in the case of a petition presented to a County Court, may not have been notified to the Central Registry and entered on such records at all, and the response to an enquiry only relates to current petitions (and not those which may have been subsequently withdrawn or otherwise dealt with).

English law

The opinion expressed herein is limited to English law as currently in effect, and we express no opinion as the laws of any other jurisdiction. This letter is to be governed by and construed in accordance with English law.

Consent

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect registration of the Ordinary Shares to be issued and sold pursuant to the Plan under the Securities Act of 1933 (the “Act”). In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day